Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-261317) of our report dated January 10, 2022, relating to the financial statements of Papaya Growth Opportunity Corp. I (the “Company”) as of November 2, 2021, and for the period from October 8, 2021 (inception) through November 2, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

January 10, 2022